Exhibit 10.11
CREDO SEMICONDUCTOR INC
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
As a condition of my being hired as an employee (or my employment relationship being continued) by Credo Semiconductor Inc., a limited company registered in California (Credo), or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1.    Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in an employment relationship with, or in the duration of my employment relationship with, the Company under any existing agreements between the Company and me, or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
2.    Confidential Information
(a)    Confidential Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, any Confidential Information which I obtain or create. I will obtain written approval from the Board of Directors or an officer of the Company before I lecture upon, publish, submit for publication, or otherwise disclose, any material (written, oral, or otherwise) that relates to my work at the Company and/or incorporates any Confidential Information. I further agree not to make copies of such Confidential Information except as authorized by the Company. I hereby assign to the Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential shall be the sole and exclusive property of the Company and its assigns. I understand that “Confidential Information” shall mean any and all confidential or non-public proprietary information related to the Company’s business or its actual or demonstrably anticipated research or development, including without limitation, technical data, trade secrets or know-how, improvements, discoveries, developments, techniques, plans for research and development, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, ideas, laboratory notebooks, processes, computer source and object code, data, programs, other works of authorship, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing and business plans, licenses, financial statements, budgets, contracts, the skills and compensation of the Company’s employees, contractors and any other service providers of the Company, the existence of any business discussions, negotiations, or agreements between the Company and any third party, or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b)    Reverse Engineering. Unless and except to the extent expressly authorized by the Company in writing, I will not attempt to reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including, without limitation, algorithms and source code) of any software, products, models, prototypes, or other items provided by the Company.
(c)    Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement, including, without limitation, any noncompete agreement or any agreement to keep in confidence or trust proprietary information, knowledge or data, acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not improperly use or disclose to the Company any confidential or non-public proprietary information, trade secrets, inventions, or material belonging to any previous client, employer or any other third party to whom I have an obligation of confidentiality, unless consented to in writing by that party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, trade secrets, or material belonging to any previous client, employer or any other party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. I acknowledge and agree that I have listed on Exhibit all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.
(d)    Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information (all such information shall also be deemed to be a part of the “Confidential Information”) and to use it only for certain limited purposes. During the term of the Relationship and thereafter, I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party, unless expressly authorized in writing by the Company.
3.    Inventions
(a)    Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any and all ideas, inventions (whether or not patentable), information, materials, processes, data, programs, discoveries, designs, artwork, formulas, original works of authorship (whether or not copyrightable), software, developments, concepts, know-how, improvements, techniques or trade secrets, and all Intellectual Property Rights therein. “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights and Moral Rights recognized, now or hereafter, by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.
(b)    Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Invention (defined below) without the Company’s prior written consent. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions, which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I have incorporated, or do incorporate, a Prior Invention into any Company product, process, machine, or Company Invention, I hereby unconditionally grant to Company a non-exclusive, perpetual, irrevocable, perpetual, worldwide, fully paid right and license, with the right to sublicense through multiple levels of sublicensees, under all of my Intellectual Property Rights in any and all Prior Inventions used or incorporated in any Company Invention or otherwise used by me in performance of my obligations in connection with the Relationship to: (1) reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Company Invention in any medium or format, whether now known or hereafter discovered, (2) use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Company Invention, and (3) exercise any and all other present or future rights in the Company Invention.
(c)    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, and except for such Inventions as qualify fully under the provisions of California Labor Code section 2870 as provided in Section 3(h) below, I will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Inventions which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Relationship (collectively “Company Inventions”). If any Intellectual Property Rights, including, without limitation Moral Rights, in any Company Invention, except for Intellectual Property Rights in any Prior Invention, cannot (as a matter of law) be assigned by me to the Company then: (1) I unconditionally and irrevocably waive the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights, and (2) to the extent that I cannot (as a matter of law) make the waiver in clause (1) above, I unconditionally grant to the Company an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple sublicensees, under any and all such rights to: (i) reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use such Company Invention in any medium or format, whether now known or hereafter discovered, (ii) use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from such Company Invention, and (iii) exercise any and all other present or future rights in such Company Invention.
(d)    Obligation to Keep Company Informed. I have disclosed, and will promptly and fully disclose during the term of my Relationship with the Company after execution of this Agreement and for one (1) year after any termination of the Relationship, to the Company in writing: (1) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (2) all patent applications filed by me or in which I am named as an inventor or co-inventor, provided that the provisions of this Section 5 shall not obligate me to make any such disclosure that would cause me to violate or breach any other agreement to which I am a party.
(e)    Government or Third Party. I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation, the United States, as directed by the Company.
(f)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company. I agree to return all such records (and any copies thereof) to the Company at the time of termination of my Relationship with the Company as provided for in Section 4.
(g)    Further Assurances. During the period of my Relationship and thereafter, I agree to assist the Company, or its designee, at its expense, in every proper way to obtain and enforce the Company’s, or its designee’s, rights in all Company Inventions in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Company Inventions. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last Intellectual Property Right to expire in any country of the world in and to such Company Inventions. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works, or other registrations covering Company Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.
(h)    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention to the extent it qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any Inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.
(i) Incorporation of Software Code. I have not incorporated, and shall not incorporate, into any Company software any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
4.    Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company including, without limitation, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C, however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

5.    Notification to Other Parties. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship including, without limitation, parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.
6.    Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, I will not, without the Company’s express written consent, engage in any employment or business activity that is directly competitive with or would otherwise conflict with my Relationship with the Company. In addition, I agree that during the term of my Relationship with the Company and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution, or other entity in competition with the business of the Company.
7.    Representations and Covenants
(a)    Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.
(b)    Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.
(c)    Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.
8.    General Provisions.
(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to its principles of conflict of laws that would require the application of the laws of a different jurisdiction.

(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior or contemporaneous discussions, communications, understandings, and agreement, whether oral or written between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d)    Successors and Assigns. This Agreement and my rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by me without the Company’s prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. The Company may assign this Agreement, or any of its rights under this Agreement, to any third party with or without my consent.
(e)    Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)    Remedies. I acknowledge that because I will have access to Confidential Information, violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other right and remedies that the Company may have for a breach of this Agreement.
(g)    Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from the Company or any products utilizing such data, in violation of applicable United States or foreign export laws or regulations.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.
(i)    Notices. Each party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other party at the address listed on the signature page in person, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each party may change its address for receipt of notice by giving notice of such change to the other party.

(j)    ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF. IF ANY TRANSLATION IS MADE OF THIS AGREEMENT, ONLY THIS ENGLISH LANGUAGE VERSION SHALL CONTROL.
[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the date of the start of Service Provider’s service:

COMPANY:		SERVICE PROVIDER:

CREDO SEMICONDUCTOR INC		/s/ Bill Brennan
Signature

By:	/s/ Bill Brennan	Bill Brennan
Printed Name

Name:	Bill Brennan	Date:	4/9/2015

Title:	CEO	Address:

Date:	4/9/2015

Address:

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

X	No inventions or improvements

Additional Sheets Attached

Signature of Service Provider:	/s/ Bill Brennan

Print Name of Service Provider:	Bill Brennan

Date:	4/9/2015